Exhibit 3(i)

          ARTICLES OF INCORPORATIONENDORSED-FILEDIN THE OFFICE OF THE

                   SECRETARY OF STATEOF THE STATE OF NEVADA

                                 APRIL 28, 2008

                        DEAN HELLER, SECRETARY OF STATE

                 ARTICLES OF INCORPORATION OF HERB-VITA, INC.

FIRST: Name of Corporation: The name of the corporation is:

HERB-VITA, INC.

SECOND: Resident Agent Name and Street Address:

Desert Corporate Services, Inc., 5409 Carnation Meadow Street, Las Vegas, NV 89130.

THIRD: Shares: Number of shares with par value: 100,000,000; Par Value 0.001;

Number of shares without par value: -0-.

FOURTH: Governing Board: Shall be as Directors.

FIFTH: Purpose: The purpose of this Corporation shall be: Any legal Business for profit.

I hereby declare that I am the person who executed the foregoing Articles of Incorporation which execution is my own act and deed.

EXECUTED APRIL 28, 2008, CALIFORNIA.


/s/ Henry C. Casden,
-------------------
    Incorporator